Exhibit 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901

NEWS RELEASE

May 7, 2014	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Reports First Quarter 2014 Earnings and Reaffirms 2014 Earnings Guidance

Today, UIL Holdings Corporation (NYSE: UIL) reported consolidated net income of $55.5 million, or $0.97 per diluted share, in the first quarter 2014, an increase of $3.7 million, or a decrease of $0.04 per diluted share, compared to the first quarter 2013.  The decline in earnings per share was due to after-tax acquisition-related expenses in the amount of $6.9 million, or $0.12 per diluted share, recorded in the first quarter 2014.  Excluding the after-tax acquisition-related expenses, consolidated net income for the first quarter 2014 was $62.4 million, or $1.09 per diluted share, an increase of $10.6 million, or $0.08 per diluted share, compared to the first quarter 2013.

“We had a solid quarter with the gas companies increasing their earnings by $7.5 million compared to last year,” commented James P. Torgerson.  “This was primarily due to the colder weather, increased normalized usage per customer and increased customer growth.”

“We also continue to convert households and businesses to natural gas heat, adding 3,524 customers in the first quarter 2014, 22% of this year’s goal of 16,000 conversions,” added Torgerson.

“Lastly, in early March, we announced an agreement with the City of Philadelphia to acquire Philadelphia Gas Works (PGW) operations, subject to approvals from the Philadelphia City Council and the Pennsylvania Public Utility Commission,” added Torgerson.  “We are thrilled with the opportunity.  PGW is an excellent strategic fit to our organization and will add value for our shareholders.  We have a proven track record integrating and successfully operating gas companies following their acquisition. In addition, this transaction provides regulatory diversification and infrastructure investment opportunities.”

Electric distribution & Other

The electric distribution business earned $14.0 million, or $0.25 per diluted share, in the first quarter 2014, a decrease of $0.4 million compared to the same period in 2013.

Pre-tax earnings from the equity investment in GenConn were $3.4 million in the first quarter 2014 compared to $3.8 million for the same period in 2013.

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Electric transmission

The electric transmission business earned $8.6 million, or $0.15 per diluted share, in the first quarter 2014, a decrease of $0.1 million compared to the same period in 2013.

Gas distribution

The gas distribution business earned $39.0 million, or $0.68 per diluted share, in the first quarter 2014, an increase of $7.5 million compared to the first quarter 2013.  The increase in earnings was primarily due to the colder weather, increased normalized usage per customer and increased customer growth.

The gross margin impacts from weather, normalized usage per customer and customer growth are presented in the table below:

Impact of Weather, Normalized Usage per Customer and Customer Growth
(In Thousands)
1Q '14 vs. 1Q '13
Gross Margin
Weather(1)(2)	$7,687
Normalized usage per customer	2,504
Subtotal	$10,191
Customer Growth	2,319
Total	$12,510
(1) Includes impact of weather at CNG through 1/9/14 only (before decoupling)
(2) Excluding weather insurance expense of $1.9 million, pre-tax

Corporate

Corporate costs were $6.1 million, or $0.11 per diluted share, an increase of $3.3 million compared to the first quarter 2013. Excluding the after-tax acquisition-related expenses of $6.9 million, Corporate had earnings of $0.8 million, or $0.01 per diluted share, an improvement of $3.6 million compared to the first quarter 2013. The improvement was primarily attributable to a reduction in this segment’s tax expense to adjust first quarter 2014 consolidated tax expense to the projected, annualized consolidated income tax rate.  These interim tax benefits recognized at the UIL Corporate level will reverse over the year as each segment reflects its seasonal activity.

Segment details for UIL Holdings Corporation’s results for the first quarter 2014, compared to the same period in 2013, is presented in the table below:

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	Net Income (Loss) - $M
	Quarter ended March 31,

	2014	2013	'14 vs '13

Electric Distribution & Other	$14.0	$14.4	$(0.4)
Electric Transmission	8.6	8.7	(0.1)
Gas Distribution	39.0	31.5	7.5

Operating Companies	61.6	54.6	7.0

Corporate	0.8	(2.8)	3.6

Subtotal	$62.4	$51.8	$10.6

Acquisition-related expenses	(6.9)	-	(6.9)

Consolidated Earnings	$55.5	$51.8	$3.7

	Earnings (Loss) Per Share
	Quarter ended March 31,

	2014	2013	'14 vs '13

Electric Distribution & Other	$0.25	$0.28	$(0.03)
Electric Transmission	0.15	0.17	(0.02)
Gas Distribution	0.68	0.62	0.06

Operating Companies	1.08	1.07	0.01

Corporate	0.01	(0.06)	0.07

Subtotal	$1.09	$1.01	$0.08

Acquisition-related expenses	(0.12)	-	(0.12)

Consolidated Earnings	$0.97	$1.01	$(0.04)

Avg. Shares - diluted (M)	57.0	51.2
Amounts may not add due to rounding

Looking Forward

UIL reaffirms consolidated earnings for 2014 of $122 to $134 million, or $2.15 to $2.35 per diluted share. This guidance excludes the impact of the PGW transaction, including acquisition-related expenses, interest expense from the proposed debt financing, dilution from the proposed equity issuance and any potential earnings from PGW.

Category	Approximate Net Income(2)	EPS - diluted(3)

Electric distribution & Other	$50 - $59	$0.88 - $1.03
Electric transmission	$32 - $37	$0.56 - $0.65

Total Electric(1)	$85 - $94	$1.50 - $1.65

Gas distribution(4)	$43 - $48	$0.75 - $0.85

Operating Companies(1)(4)	$131 - $140	$2.30 - $2.45

UIL Corporate	$(9) -($6)	$(0.15) -($0.10)

Total UIL Holdings(1)(4)	$122 - $134	$2.15 - $2.35

(1) Expectations are not expected to be additive
(2) Rounded to the nearest million
(3) Assumes approximately 57.0 million average shares outstanding
(4) Excluding PGW transaction

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First quarter 2014 earnings conference call

UIL Holdings will conduct a webcast conference call with financial analysts on Thursday, May 8, 2014, beginning at 10:00 a.m. eastern time.  UIL Holdings’ executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $5 billion.

UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown presented on a net income and per share basis is useful in understanding the change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the pretax amounts determined in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes presenting earnings excluding the acquisition-related expenses, as well as earnings per share (EPS) information by line of business, including as presented above in the net income discussion and in the earnings guidance section, are useful in understanding and evaluating actual and projected financial performance and contribution of UIL’s businesses.  EPS by business is calculated by taking the pretax amounts determined in accordance with GAAP of each line of business, and applying the effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL common stock outstanding for the periods presented. Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, conditions in the debt and equity markets (particularly as they affect the terms on which we can issue equity securities or incur borrowings in connection with the pending acquisition of the operating assets and certain liabilities of Philadelphia Gas Works), legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, the expected timing and likelihood of completion of the pending acquisition, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending acquisition that could reduce anticipated benefits or cause the parties to abandon the transaction, the allocation of personnel and resources to the pending acquisition during this time period, as well as the ability to successfully integrate the businesses, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of our subsidiaries.  All such factors are difficult to predict, contain uncertainties that may materially affect our actual results and are beyond our control.  You should not place undue reliance on the forward-looking statements, each speaks only as of the date hereof and we undertake no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.  New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  The foregoing and other factors are discussed and should be reviewed in our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, and other subsequent filings with the Securities and Exchange Commission.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the first quarter 2014:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended
	March 31
	2014	2013

Operating Revenues	$571,162	$548,039

Operating Expenses
Operation
Purchased power	53,130	38,489
Natural gas purchased	214,925	219,267
Operation and maintenance	92,877	89,259
Transmission wholesale	20,911	18,818
Depreciation and amortization	40,318	50,107
Taxes - other than income taxes	39,536	35,866
Acquisition-related expenses	5,051	-
Total Operating Expenses	466,748	451,806
Operating Income	104,414	96,233

Other Income and (Deductions), net
Acquisition-related bridge facility fees	(6,413)	-
Other income and (deductions)	3,862	5,361
Total Other Income and (Deductions), net	(2,551)	5,361

Interest Charges, net
Interest on long-term debt	22,452	21,686
Other interest, net	175	1,025
	22,627	22,711
Amortization of debt expense and redemption premiums	607	601
Total Interest Charges, net	23,234	23,312

Income from Equity Investments	3,386	3,812

Income Before Income Taxes	82,015	82,094

Income Taxes	26,550	30,287

Net Income	55,465	51,807
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	13	16

Net Income attributable to UIL Holdings	$55,452	$51,791

Average Number of Common Shares Outstanding - Basic	56,779	50,888
Average Number of Common Shares Outstanding - Diluted	57,043	51,157

Earnings Per Share of Common Stock - Basic:	$0.98	$1.02

Earnings Per Share of Common Stock - Diluted:	$0.97	$1.01

Cash Dividends Declared per share of Common Stock	$0.432	$0.432

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(Thousands of Dollars)
(Unaudited)

	Years Ended
	December 31,
	2013	2012

Net Income	$55,465	$51,807
Other Comprehensive Income (Loss), net of deferred income taxes
Changes in unrealized gains (losses) related to pension and other post-retirement benefit plans	61	253
Other	12	(2)
Total Other Comprehensive Income (Loss), net of deferred income taxes	73	251
Comprehensive Income	55,538	52,058
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	13	16
Comprehensive Income Attributable to UIL Holdings	$55,525	$52,042

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
(thousands of dollars)	2014	2013
ASSETS
Current assets	$938,991	$888,004
Other investments	142,342	144,589
Net property, plant and equipment	3,084,168	3,068,680
Regulatory assets	637,784	703,739
Goodwill	266,205	266,205
Deferred charges and other assets	60,754	73,003
Total Assets	$5,130,244	$5,144,220

LIABILITIES AND CAPITALIZATION
Current liabilities	$615,473	$612,823
Deferred income taxes	560,585	540,542
Regulatory liabilities	465,755	445,092
Other noncurrent liabilities	380,327	467,766
Total Liabilities	2,022,140	2,066,223

Long-term debt, net of unamortized discount and premium	1,722,622	1,723,842
Preferred stock of subsidiary	340	340
Net common stock equity	1,385,142	1,353,815
Total Capitalization	3,108,104	3,077,997

Total Liabilities and Capitalization	$5,130,244	$5,144,220